Exhibit (1)(c)

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF TRUST

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment:

1. Name	The name of the statutory trust amended hereby is Recon Capital Series Trust.

2. Amendment.	The Certificate of Trust, as amended, of the Trust is hereby amended by changing the name of the Trust to Horizons ETF Trust I.

3. Effective Date.	This Certificate of Amendment shall be effective February 14, 2017.

IN WITNESS WHEREOF, the undersigned officer and trustee of the Trust has executed this Certificate on the 13th day of February, 2017.

By:	/s/ Garrett K. Paolella

Trustee, President and Chief Executive Officer

Name: Garrett K. Paolella